Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made this 15th day of September, 2006, by and between Joshua Tarnoff (“Tarnoff”), an individual residing in the Commonwealth of Pennsylvania, and ViroPharma Incorporated, a Delaware corporation (the “Company”).

WHEREAS, the Company and Tarnoff acknowledge that the employment relationship between them was at-will; and

WHEREAS, on September 1, 2006 Tarnoff announced his intent to resign from service with the Company; and

WHEREAS, Tarnoff’s resignation will be effective as of September 15, 2006 (the “Resignation Date”); and

WHEREAS, Tarnoff and the Company desire to resolve and settle any and all claims that Tarnoff has or may have against the Company, including claims arising from any aspect of Tarnoff’s employment with the Company or Tarnoff’s separation from employment by the Company;

Agreement and Releases

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations contained herein, Tarnoff and the Company, each intending to be legally held bound, agree as follows:

1. Consideration. Tarnoff acknowledges that but for this Agreement, he would have no legal right or entitlement to any of the consideration described in this Agreement. In consideration of the covenants, agreements and releases set forth in this Agreement:

a. Provided that Tarnoff has not revoked this Agreement as described in Section 12 below, the Company shall, in lieu of any payment under the ViroPharma Incorporated Severance Pay Plan or any other formal or informal severance pay plan, program or arrangement that may now or may have ever been maintained by the Company (collectively, the “Severance Plan”):

(i) pay Tarnoff a total of $105,000, payable in installments in accordance with ViroPharma’s standard payroll schedule, at the rate per pay period equal to Tarnoff’s rate per pay period as of the Resignation Date, subject to required tax withholdings, but without deduction for health insurance premiums.

(ii) following Tarnoff’s termination of employment, (A) for the period beginning on the Resignation Date and ending on May 31, 2007 (the “Initial Period”), arrange to provide Tarnoff with health insurance benefits substantially similar to those which Tarnoff is receiving immediately prior to the Resignation Date; and (B) if, following the expiration of the Initial Period, Tarnoff elects coverage under the Comprehensive Omnibus Reconciliation Act (“COBRA”), continue to pay medical insurance premiums on the same basis in effect immediately before the expiration of the Initial Period for the period beginning on June 1, 2007 and continuing until the first anniversary of the Resignation Date; provided that the Company’s obligations under this Section 1(a)(ii) shall sooner terminate if, and on the date that, Tarnoff obtains (A) comparable health care insurance coverage under his spouse’s insurance policy or (B) employment with a third party which provides Tarnoff health care insurance comparable in quality and cost to that which he last received from the Company prior to his resignation; and

(iii) not to exceed $10,000 to cover the costs of documented outplacement assistance services; and

(iv) effective as of the Resignation Date, accelerate the vesting of options to purchase 30,000 shares of the Company’s Common Stock, par value $.002 per share, having an exercise price of $2.44 per share granted pursuant to the terms of the Incentive Stock Option Agreement dated August 25, 2004.

b. Notwithstanding any other provision in this Agreement: (i) no payment or contribution described in this Agreement shall be due until after the expiration of the Revocation Period described in Section 12 below without a revocation of this Agreement by Tarnoff, and (ii) the Company’s obligation to make such payments or reimbursements shall terminate immediately, and Tarnoff shall be obligated to promptly return to the Company all payments received by him or paid by the Company on him behalf pursuant to Section 1 above, if at any time Tarnoff is in breach of any of his obligations hereunder after the Company gave Tarnoff written notice of his breach and afforded him reasonable opportunity (at least 30 days) to cure such breach.

c. During the period ending upon the earlier of the first anniversary of the Resignation Date or the date that Tarnoff obtains employment with a third party (the “Consulting Period”), Tarnoff shall make himself reasonably available from time to time to undertake projects given to him by the Company in accordance with the terms of the Consulting Agreement attached hereto as Exhibit A.

2. Release. Tarnoff hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, directors, stockholders, general partners, limited partners, employees and agents, and the heirs, executors, successors and assigns of same (herein collectively referred to as the “Company Group”), from any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, which Tarnoff ever had or now has against the Company, the Company Group, or any one of them arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. This release specifically includes, but is not limited to:

i. except in respect of the payments and acceleration of vesting of stock options expressly described in Section 1 above, any and all claims for wages and benefits including, without limitation, salary, unvested stock options, stock, commissions, royalties, license fees, health and welfare benefits, settlement pay, vacation pay, bonuses and claims under the Severance Plan; and claims under the Pennsylvania Wage Payment and Collection Act, as amended, 43 P.S. 260.1, et seq.

ii. any and all claims for wrongful discharge, breach of contract, whether express or implied, and claims for breach of implied covenants of good faith and fair dealing;

iii. any and all claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”);

iv. any and all claims under any federal or state statute relating to employee benefits or pensions; but it is understood that notwithstanding his resignation from the Company, nothing set forth herein will be construed as a waiver of any right Tarnoff may have under ERISA to any benefits under any qualified retirement plans maintained by the Company in which he is a participant;

v. any and all claims in tort, including but not limited to, any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

vi. any and all claims for attorneys’ fees and costs, except to the extent that the Company is specifically obligated to pay such attorneys’ fees and costs pursuant to that certain Indemnification Agreement dated as of August 25, 2004 between the Company and Tarnoff.

3. Acknowledgment. Each of Tarnoff and the Company understands that the release set forth in Section 2 extends to all of the aforementioned claims and potential claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. Each of Tarnoff and the Company understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

4. Non-Disclosure and Confidentiality Obligations.

a. Provided that the Company has not breached its obligations to make the payments and benefits to Tarnoff described in Section 1 above, Tarnoff shall not, without the prior written consent of the Company in its sole discretion, for any reason or for any purpose, either directly or indirectly, divulge to any third-party or use for his own direct or indirect benefit, any Company Information (as defined below) revealed to or obtained by Tarnoff at any time during the course of his employment with the Company (whether developed by Tarnoff or any other person or entity on behalf of the Company). “Company Information” generally means all of the Company’s confidential, proprietary, business and technical information, trade secrets or other information or materials that have not been made available to the general public by the Company, and shall include, but shall not be limited to: the Company’s relationship, conversations, correspondence and course of dealing with state, federal and local governmental and regulatory authorities, including but not limited to the United States Food and Drug Administration; all information relating to the Company’s existing or proposed discovery, pre-clinical, clinical research and development and business development efforts; business or products; intangible personal property, the Company’s relationship with, the terms of contracts and agreements with, the needs and requirements of, and the Company’s course of dealing with, the Company’s actual collaborators, clinical investigators, contract research organizations, suppliers of bulk drug substance or finished drug product, and other contractors and suppliers; any other materials prepared by Tarnoff in the course of his employment by the Company containing Company Information, or prepared by any other employee or contractor of the Company for the Company containing Company Information; Company know-how; business studies; business procedures; finances; marketing and sales plans, data, methods and activities; personnel information; and customer and vendor credit information. Nothing contained herein shall restrict Tarnoff from divulging or using for his own benefit or for any other purpose any Company Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of a breach of this Section 4 by Tarnoff. Failure by the Company to mark any of the Company Information as confidential or proprietary shall not affect its status as Company Information under the terms of this Agreement. Tarnoff shall provide to the Company written notice of any written or oral request, including but not limited to, telephone inquiries, written requests or subpoenas, by any person, entity, governmental agency or regulatory authority seeking Company Information within three (3) business days of receiving such request. It is understood that Tarnoff will comply with all subpoenas which are served on him unless directed otherwise by a court of competent jurisdiction. Notwithstanding the foregoing, this Section 4.a. is not intended to prevent Tarnoff from providing consulting services to any third party, or from engaging or otherwise entering into a business relationship with any of the Company’s collaborators, clinical investigators, contract research organizations, suppliers or contactors, provided that Tarnoff does not use or disclose any Company Information in connection with the performance of such Services.

b. Tarnoff shall refrain from initiating any contact with any person, entity or government agency with respect to any investigation or inquiry into any aspect of the Company’s business operations or employment practices, except as provided by or required by law and subject to the second and third to last sentences of Section 4.a. above.

c. Neither party shall disclose or publicize the terms of this Agreement, directly or indirectly, to any person or entity; provided that Tarnoff and the Company may disclose that the parties have resolved any differences between them pursuant to the terms of a confidential settlement agreement; and provided further that the Company and Tarnoff may disclose the terms, and/or fact of this Agreement to their respective accountants, attorneys, actual and potential investors and creditors, provided that each of the foregoing agrees to keep the terms of this Agreement confidential (each, a “Permitted Recipient”), and to others as required by law, rule or regulation. Tarnoff acknowledges that the Company will disclose this Agreement or certain information relating to this Agreement in its filings with the Securities and Exchange Commission. Any breach of this Section 4.c. by a Permitted Recipient shall be deemed a breach of this Agreement by the party hereto that disclosed the terms of this Agreement to such Permitted Recipient.

5. Return of Property. On or prior to the Resignation Date, Tarnoff shall return to the Company all Company Property in his direct or indirect possession or subject to him direct or indirect control. “Company Property” shall include, but shall not be limited to: all notes, memoranda, reports (including all drafts thereof), correspondence, telephone contact reports and other writings made in connection with Tarnoff’s employment with the Company, whether in paper or electronic form; software provided by the Company; research material purchased by the Company; cellular phones, calculators, computers, computer accessories and other equipment provided by the Company; clinical protocols; computer CD’s, tapes and diskettes or other portable media containing any of the information described in this Section 5; copies of all agreements to which the Company is a party (other than copies of agreements between the Company and Tarnoff); credit cards and phone cards supplied by the Company; Company forms, files, manuals, and personnel data; business development information and analyses; marketing and sales plans and projections; Company brochures; product samples; and all keys and card entry devices to the Company’s facility and offices (the “Company Property”).

6. No Disparagement. The Company agrees that during the term of this Agreement and thereafter that neither it nor any of its officers, directors or representatives will disparage or deprecate, directly or indirectly, the actions, plans, reputation, professionalism, character, competence, integrity or motives of Tarnoff or any legal representative or family member. Tarnoff agrees that during the term of this Agreement and thereafter that he will not disparage or deprecate, directly or indirectly, the actions, plans, reputation, professionalism, character, competence, integrity or motives of the Company or any of its employees, officers, directors or representatives.

7. No Admissions. Neither the execution of this Agreement by the Company or Tarnoff, nor the terms hereof constitute an admission by any party, or by any agent or employee of any party, of liability with respect to any possible claim which was or could have been made by an adverse party hereto.

8. Employment Termination Acknowledgment; Notice of New Employment. Tarnoff confirms that his employment with the Company will terminate effective on the Resignation Date, and that the Company has settled all obligations to him (except for the Company’s obligations under this Agreement, and the Company’s obligation for salary and benefits accruing from the date of this Agreement through the Resignation Date). During the 12 month period commencing with the Resignation Date, Tarnoff shall promptly notify the Company if he obtains health care insurance coverage under his spouse’s insurance policy or is employed by a third party which provides Tarnoff health care insurance comparable in quality and cost to that which he last received from the Company prior to his resignation.

9. Attorneys’ Fees. Tarnoff and the Company shall each be responsible for their own attorneys’ fees and costs incurred in connection with the preparation of this Agreement.

10. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns, except for the Indemnification Agreement and the Non-Qualified Stock Option Agreement.

11. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

12. Advice of Counsel; Revocation Period. EMPLOYEE IS HEREBY ADVISED TO SEEK THE ADVICE OF COUNSEL. Tarnoff hereby acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, that he has in fact received the advice of counsel with respect thereto, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Tarnoff intends that this Agreement shall not be subject to any claim for duress. Tarnoff further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement and that he has at least seven (7) days following his execution of this Agreement to revoke this Agreement (the “Revocation Period”), with this Agreement not becoming effective until the Revocation Period has expired. If Tarnoff elects to revoke this Agreement within the Revocation Period, such revocation must be made in writing and mailed via certified mail to ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, PA 19431, Attention: General Counsel.

13. Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, except by a written agreement between the parties hereto.

14. Notices. All notices, requests, consents and other communications hereunder to either party shall be deemed to be sufficient if contained in a written instrument delivered by first class certified mail, postage prepaid, to such party at the address set forth below or such to other address as may hereafter be designated by written notice given in the matter described above:

If to the Company:	If to Tarnoff:

ViroPharma Incorporated	Joshua Tarnoff
397 Eagleview Boulevard
Exton, PA 19341
Attention: General Counsel

15. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.

16. Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

17. Survival. Except for such terms of this Agreement that are expressly limited to stated periods of time (such as the Company’s obligations described in Section 1 and Tarnoff’s obligation to notify the Company of his new employment in Section 8), the terms of this Agreement shall survive indefinitely, the terms of this Agreement shall survive indefinitely.

IN WITNESS WHEREOF, Tarnoff, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Company, have caused the execution of this Agreement as of the date first above written.

JOSHUA TARNOFF	VIROPHARMA INCORPORATED

/s/ Joshua Tarnoff	By:	/s/ Michel de Rosen
Joshua Tarnoff		Michel de Rosen
President and Chief Executive
Officer

Exhibit A

CONSULTING AGREEMENT

ViroPharma Incorporated, with a place of business at 397 Eagleview Boulevard, Exton, PA 19341 (“ViroPharma”) and Joshua Tarnoff (“Consultant”) agree to all of the terms and conditions of this Consulting Agreement (“Agreement”) dated September 18, 2006.

1. Services. Consultant shall provide consulting services related to the commercial operations of ViroPharma (“Services”) as directed by ViroPharma.

2. Compensation & Expenses. ViroPharma shall pay Consultant at a rate per hour to be mutually agreed by the parties from time to time depending on the nature of the specific Services requested. Each month, Consultant shall invoice ViroPharma detailing: a) all time Consultant spent performing the Services in the immediately preceding month; b) Consultant’s pre-approved, reasonable travel expenses incurred in accordance with ViroPharma’s Corporate Travel Policy for Outside Contractors with itemized documentation and receipts; c) the total amount due; and d) other information and details as ViroPharma reasonably requests.

Invoices shall be sent to:

Via Mail:	ViroPharma Incorporated
Attention: ACCOUNTS PAYABLE – Vincent Milano
397 Eagleview Boulevard
Exton, PA 19341
Via Fax:	610-680-3803
Via Email:	vpaccounting@viropharma.com

3. Term of Agreement. This Agreement shall begin on the date first written above and shall continue until expiration of the Consulting Period described in that certain Agreement dated the date hereof between ViroPharma and the Consultant.

4.	Confidential Information.

(a) “Confidential Information” means any information, materials or methods in whatever form or embodiment that has not been made available by ViroPharma to the general public and any information, materials or methods materially developed therefrom, except that Confidential Information shall not include any information, material or method that:

(i)	at the time of disclosure is in, or after disclosure becomes part of the public domain, through no improper act on the part of Consultant or any of its employees;

(ii)	was in Consultant’s possession at the time of disclosure, as shown by written evidence, and was not acquired, directly or indirectly, from ViroPharma;

(iii)	Consultant receives from a third party, provided that such Confidential Information was not obtained by such third party, directly or indirectly, from ViroPharma; or

(iv)	is independently developed by Consultant without reference to Confidential Information.

Specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of Consultant merely because it is embraced by more general information in the public domain or in the prior possession of the Consultant. Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement.

(b) Consultant shall keep all Confidential Information confidential, and Consultant shall not disclose, disseminate, publish, reproduce or use Confidential Information except to perform the Services. Consultant shall, at a minimum, take those precautions with respect to the Confidential Information that Consultant uses to protect Consultant’s own confidential information. If Consultant is required by judicial or administrative process to disclose Confidential Information, Consultant shall promptly notify ViroPharma to allow ViroPharma a reasonable time to oppose such process. Any breach of this Section 4 by an employee of Consultant shall be deemed to be a breach by Consultant.

(c) On ViroPharma’s request, or upon the termination or expiration of this Agreement, Consultant shall immediately: (i) stop using Confidential Information; (ii) return all materials provided by ViroPharma to Consultant that contain Confidential Information, except for one copy that may be retained by Consultant’s legal counsel to confirm compliance with the obligations under this Agreement; (iii) destroy all copies of Confidential Information in any form including Confidential Information contained in computer memory or data storage apparatus or materials prepared by or for Consultant; and (iv) provide a written warranty to ViroPharma that Consultant has taken all the actions described in the foregoing Subparagraphs 4(c)(i-iii).

5. Property. Consultant may remove materials containing Confidential Information from ViroPharma’s premises only for as long as necessary to perform the Services and Consultant shall return all such materials and all copies thereof promptly, but in any event no later than the date of termination or expiration of this Agreement.

6. Intellectual Property. ViroPharma shall be the sole and exclusive owner of any and all writings, documents, works made for hire, inventions, discoveries, know-how, processes, chemical entities, compounds, plans, memoranda, tests, research, designs, specifications, models and data that Consultant makes, conceives, discovers or develops, either solely or jointly with any other person in performance of the Services (collectively, “Work Product”). Consultant shall promptly disclose to ViroPharma all information relating to Work Product. Consultant acknowledges that all of the Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Work Product may not be considered a work made for hire under Copyright Law or to the extent that, notwithstanding the foregoing provisions, Consultant may retain an interest in any Work Product that is not copyrightable, Consultant hereby irrevocably assigns and transfers to ViroPharma, and to the extent that an executory assignment is not enforceable, Consultant hereby agrees to assign and transfer to ViroPharma, in writing, from time to time, upon request, any and all right, title, or interest that Consultant has or may obtain in any Work Product without the necessity of further consideration. ViroPharma shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets and trademarks with respect thereto. At ViroPharma’s request and expense, Consultant shall assist ViroPharma in acquiring and maintaining its right in and title to, any Work Product. Such assistance may include, but will not be limited to, signing applications and other documents, cooperating in legal proceedings, and taking any other steps considered necessary or desirable by ViroPharma.

7. Restrictive Covenants. During the term of this Agreement and for two (2) years thereafter, Consultant shall not:

(a) interfere with any formal or informal business or other relationship between ViroPharma and any third party;

(b) contact any of the ViroPharma’s then current personnel, whether employees or independent contractors to offer such personnel employment, except that this prohibition shall not prevent any of such personnel (whether employees or independent contractors) from initiating contact with Consultant for the purpose of obtaining employment.

8. Representations. Consultant represents that Consultant is not subject to any other agreement that Consultant will violate by signing this Agreement.

9. Debarment. Consultant represents that Consultant has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, including without limitation, 21 U.S.C. Section 335a. If, at any time during the term of this Agreement, Consultant (a) becomes debarred, or (b) receives notice of action or threat of action with respect to its debarment, Consultant shall notify ViroPharma immediately. If Consultant becomes debarred, this Agreement shall terminate automatically without any further action or notice by ViroPharma. If Consultant receives notice as set forth in clause (b) above, ViroPharma shall have the right to terminate this Agreement immediately.

10. Miscellaneous.

(a) Consultant is an independent contractor. Nothing contained in this Agreement shall create or imply the creation of a partnership or employment relationship between ViroPharma and Consultant. Neither party shall have any authority to bind the other. ViroPharma shall not deduct or withhold from any monies payable to Consultant hereunder any amount for any tax or employee benefit.

(b) This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of Pennsylvania or any other jurisdiction. Any legal proceeding relating to this Agreement shall, at ViroPharma’s option, be instituted exclusively in the United States District Court for the Eastern District of Pennsylvania or in any court of general jurisdiction in Chester County, Pennsylvania, and Consultant hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that Consultant may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

(c) If any provision of this Agreement is determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby.

(d) The parties acknowledge that it is impossible to measure fully, in money, the injury that will be caused in the event of a breach or threatened breach of Sections 4, 5 or 6 of this Agreement, and Consultant waives and shall not assert the claim or defense that ViroPharma has an adequate remedy at law. ViroPharma’s receipt of injunctive relief to enforce the provisions of this Agreement shall not prevent ViroPharma from seeking or obtaining any other remedy it may have at law or in equity, and the prevailing party in any such litigation shall be entitled to recover all reasonable expenses of litigation, including reasonable attorney fees.

(e) This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every nature between them relating to the subject matter hereof. This Agreement may not be amended except by written agreement signed by both of the parties hereto. The waiver of the breach of any term or provision of this Agreement shall not be a waiver of any other or subsequent breach of this Agreement. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and when taken together shall constitute the same Agreement. The obligations of Consultant as set forth herein, other than Consultant’s obligations to perform the Services, shall survive the termination of Consultant’s engagement. ViroPharma may assign this Agreement to, and this Agreement shall bind and inure to the benefit of, any assignee of ViroPharma. This Agreement shall not be assignable by Consultant without the written consent of ViroPharma.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed the day and year first written above.

VIROPHARMA INCORPORATED	JOSHUA TARNOFF

By:	By:
Name:	Name:
Title:	Title:
Federal Tax ID #:

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